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Contact:
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Edmund T. Leonard
Chairman of the Board and Chief Financial Officer
(410) 547-1088

                                BV FINANCIAL, INC.
                        ANNOUNCES DATE OF ANNUAL MEETING

      Baltimore, Maryland. September 24, 2009. - BV Financial, Inc. (OTCBB: BVFL) today announced that its annual meeting of stockholders will be held at Bay-Vanguard Federal Savings Bank's Arundel Mills branch, Hanover, Maryland on Tuesday, November 3, 2009 at 3:00 p.m., local time.

      BV Financial, Inc. is the parent company of Bay-Vanguard Federal Savings Bank. Bay-Vanguard Federal Savings Bank is headquartered in Baltimore, Maryland with four other branches in the Baltimore metropolitan area. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.